UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2008

GANNETT CO., INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-6961	16-0442930
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 854-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gannett Co., Inc. improves its 401(k) Plan and freezes its pension plan

On June 10, 2008, the company’s Board of Directors authorized and approved amendments to each of (i) the Gannett Retirement Plan; (ii) the Gannett Supplemental Retirement Plan (“SERP”); (iii) the Gannett 401(k) Savings Plan (“401(k) Plan”); and (iv) the Gannett Deferred Compensation Plan (“DCP”). The amendments are designed to improve the 401(k) Plan while reducing the amount and volatility of future pension expense.

“The retirement benefits environment is in a period of rapid change due to rising pension costs, volatility, competitive pressures, a challenging business environment, and recent pension legislation,” said Craig A. Dubow, Gannett’s chairman, president and chief executive officer. “In response to these trends, the Company has undertaken a comprehensive evaluation of our retirement program. Our objectives are to provide a more competitive 401(k) Plan, which is essential to attracting and retaining a strategic workforce, and to reduce the financial risk and volatility associated with defined benefit plans over the long term. These changes will allow us to continue to provide our employees with a meaningful and competitive retirement benefit while reallocating our retirement program costs in a way that will make them more predictable. We believe these changes will meet our employees’ needs to build a solid retirement future while enhancing the Company’s competitive position,” said Mr. Dubow.

As a result of the amendments to the Gannett Retirement Plan and SERP, most participants in these plans will have their benefits frozen as of August 1, 2008, meaning that their service and earnings on and after that date will not count for purposes of calculating their benefits. Participants whose Gannett Retirement Plan and, if applicable, SERP benefits are frozen will have their frozen benefits periodically increased by a cost of living adjustment until benefits commence.

Effective August 1, 2008, participants whose benefits are frozen under the Gannett Retirement Plan and, if applicable, the SERP will receive higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally will increase from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Gannett will also make additional employer contributions to the 401(k) Plan on behalf of certain employees.

The DCP was amended to provide for Gannett contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by IRS rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Gannett’s contributions to the DCP will be calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the IRS compensation limit.

Certain employees, including named executive officers Craig A. Dubow, Gracia C. Martore and Craig A. Moon, will continue to accrue benefits under the SERP after August 1, 2008, but at a reduced rate. Generally, such employees’ rate of benefit accrual for service after August 1, 2008 will be one-third less than the pre-August 1, 2008 rate. None of these employees, including the named executive officers, will receive the enhanced matching or additional employer contributions under the 401(k) Plan or the DCP.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: June 13, 2008	By:	/s/ George R. Gavagan

George R. Gavagan
Vice President and Controller